FRP Holdings, Inc. Reports Fiscal 2025 Third Quarter Results

Jacksonville, Florida; November 5, 2025 -- FRP Holdings, Inc. (NASDAQ-FRPH), a full-service real estate investment and development company with four distinct business segments including Multifamily, Industrial and Commercial Development, and Mining and Royalty Lands, today reported financial results for the quarter ended September 30, 2025.

Third Quarter Highlights and Recent Developments
•51% decrease in Net Income ($0.7 million vs $1.4 million) due largely to expenses related to the Altman Logistics platform acquisition ($1.3 million) partially offset by higher mining royalties and improved results in Equity in Loss of Joint Ventures (excluding the Altman acquisition expenses, adjusted Net Income was up $0.3 million).
•16% decrease in pro rata NOI ($9.5 million vs $11.3 million) primarily due to a non-recurring $1.9 million minimum royalty payment in last year's third quarter. This one-time, catch-up payment applied to the prior twenty-four months when the tenant failed to meet a production requirement contained in the lease. The revenue from this payment was straight-lined over the life of the lease. Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $0.1 million this quarter versus last year's same quarter.
•3% decrease in the Multifamily segment’s pro rata NOI primarily due to lower NOI at the Maren from higher uncollectable revenue along with higher operating costs and property taxes.
•25% decrease in Industrial and Commercial segment NOI primarily due to vacancies from an eviction of one tenant and lease expirations.
•26% decrease in Mining Royalty Lands segment NOI from the aforementioned $1.9 million minimum royalty payment in the third quarter of 2024. Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $0.5 million or 16% this quarter versus last year's same quarter.
•Entered into a joint venture agreement with Strategic Real Estate Partners ("SREP"), a private real estate development firm which specializes in industrial real estate development, to develop 377,892 square feet in two warehouses in Lake County, Florida near Orlando, with options for investment in additional industrial warehouses on adjacent properties in the future.
•Subsequent to the end of the quarter, on October 21, 2025, the Company acquired the business operations and development pipeline of Altman Logistics Property, LLC, including two projects already majority-owned by FRP Holdings as well as minority interests in a portfolio of institutional grade assets under development.

Executive Summary and Analysis
Results for the first nine months were in line with the expectations we outlined earlier this year. Net income is down for this calendar year primarily due to legal expenses associated with our recently announced acquisition of Altman Logistics. On an NOI basis, year-to-date results trailed our 2024 performance primarily due to the one-time $1.9 million catch-up payment received in the third quarter of last year.

Looking forward to next quarter and beyond, we are focused on laying the foundation for long-term earnings and NOI growth. Leasing and occupying the industrial and commercial vacancies accumulated over the past year will be key drivers of both these metrics. Over the next five years, though, our most significant growth will come from executing on projects within our development pipeline. This includes advancing development entitlements in Maryland to ensure these projects are shovel-ready in 2026, continuing to deliver on our active developments in Florida and South Carolina, and filling the newly developed spaces with tenants.

Essential to any discussion of future growth for the Company is our acquisition of Altman Logistics, which closed subsequent to the end of the quarter. Altman was the Company’s partner on our first two industrial joint venture in Florida. This transaction is an important step toward scaling the Company and expanding beyond our traditional in-house development footprint into key growth markets, especially Florida and New Jersey. The additional cashflows generated from the future sale of our minority interests acquired in the Altman transaction will help fuel our newly expanded development platform. This combination will be the driver for the Company’s next decade of growth.

Comparative Results of Operations for the three months ended September 30, 2025 and 2024
Consolidated Results

(dollars in thousands)	Three Months Ended September 30,
	2025	2024	Change	%
Revenues:
Lease revenue	$7,086	7,434	$(348)	-4.7%
Mining royalty and rents	3,689	3,199	490	15.3%
Total revenues	10,775	10,633	142	1.3%

Cost of operations:
Depreciation, depletion and amortization	2,825	2,551	274	10.7%
Operating expenses	3,304	1,860	1,444	77.6%
Property taxes	955	850	105	12.4%
General and administrative	2,328	2,289	39	1.7%
Total cost of operations	9,412	7,550	1,862	24.7%

Total operating profit	1,363	3,083	(1,720)	-55.8%

Net investment income	2,369	2,304	65	2.8%
Interest expense	(739)	(742)	3	-.4%
Equity in loss of joint ventures	(2,225)	(2,839)	614	-21.6%
Income before income taxes	768	1,806	(1,038)	-57.5%
Provision for income taxes	203	427	(224)	-52.5%

Net income	565	1,379	(814)	-59.0%
Income (loss) attributable to noncontrolling interest	(97)	18	(115)	-638.9%
Net income attributable to the Company	$662	1,361	$(699)	-51.4%

Net income for the third quarter of 2025 was $662,000 or $.03 per share versus $1,361,000 or $.07 per share in the same period last year. Excluding the Altman acquisition expenses, adjusted Net Income was up $281,000 . Pro rata NOI for the third quarter of 2025 was $9,523,000 versus $11,272,000 in the same period last year. Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $104,000 this quarter versus last year's same quarter. The third quarter of 2025 was impacted by the following items:
•Operating profit decreased $1,720,000 primarily due to $1,281,000 of expenses related to the Altman Logistics platform acquisition. The pro rata operating profit of the Multifamily segment increased however the consolidated portion of the Multifamily segment (Dock/Maren) decreased $404,000 due to uncollectable revenue and higher operating expenses and property taxes. The Industrial and Commercial segment operating profit declined $501,000 due to $207,000 higher depreciation from completion of our new Chelsea warehouse along with lower occupancy due to a tenant default and non-renewing leases. Mining Royalty Land's segment operating profit increased $438,000 due to higher royalty tons and revenues less related depletion.

•Net investment income increased $65,000 because of higher income from our lending ventures ($465,000) mostly offset by reduced earnings on cash equivalents ($400,000).
•Equity in loss of Joint Ventures improved $614,000 due to improved results of our unconsolidated joint ventures. Results improved at Bryant Street ($255,000) and BC Realty ($401,000) both due to higher revenues and lower variable rate interest expense.
•Pro rata NOI decreased $1,749,000 primarily due to the same quarter last year including a catch-up, minimum royalty payment of $1.9 million that applied to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the life of the lease. Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $104,000 this quarter versus last year's same quarter.

Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)

	Three months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$8,466	100.0%	8,226	100.0%	240	2.9%

Depreciation and amortization	3,347	39.5%	3,353	40.8%	(6)	-.2%
Operating expenses	2,842	33.6%	2,841	34.5%	1	—%
Property taxes	1,021	12.1%	865	10.5%	156	18.0%

Cost of operations	7,210	85.2%	7,059	85.8%	151	2.1%

Operating profit before G&A	$1,256	14.8%	1,167	14.2%	89	7.6%

Depreciation and amortization	3,347		3,353		(6)
Unrealized rents & other	(33)		202		(235)
Net operating income	$4,570	54.0%	4,722	57.4%	(152)	-3.2%
The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $4,570,000, down $152,000 or 3% compared to $4,722,000 in the same quarter last year. Most of this decrease was from $177,000 lower NOI at the Maren due to increased uncollectable revenue along with higher operating costs and property taxes.

Apartment Building	Units	Pro rata NOI Q3 2025	Pro rata NOI Q3 2024	Avg. Occupancy Q3 2025	Avg. Occupancy Q3 2024	Renewal Success Rate Q3 2025	Renewal % increase Q3 2025

Dock 79 Anacostia DC	305	$938,000	$964,000	93.8%	94.0%	68.1%	2.8%
Maren Anacostia DC	264	$796,000	$973,000	94.1%	94.9%	56.5%	2.7%
Riverside Greenville	200	$213,000	$243,000	92.0%	94.0%	55.6%	4.9%
Bryant Street DC	487	$1,649,000	$1,537,000	93.4%	91.5%	67.2%	2.7%
.408 Jackson Greenville	227	$358,000	$362,000	92.5%	94.5%	59.1%	3.1%
Verge Anacostia DC	344	$616,000	$643,000	92.0%	90.1%	64.8%	1.9%
Multifamily Segment	1,827	$4,570,000	$4,722,000	93.0%	92.8%

Multifamily Segment (Consolidated - Dock 79 & The Maren)

	Three months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,556	100.0%	5,682	100.0%	(126)	-2.2%

Depreciation and amortization	2,002	36.1%	1,985	35.0%	17	.9%
Operating expenses	1,763	31.7%	1,573	27.7%	190	12.1%
Property taxes	636	11.4%	565	9.9%	71	12.6%

Cost of operations	4,401	79.2%	4,123	72.6%	278	6.7%

Operating profit before G&A	$1,155	20.8%	1,559	27.4%	(404)	-25.9%

Total revenues for our two consolidated joint ventures were $5,556,000, a decrease of $126,000 versus $5,682,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $1,155,000, a decrease of $404,000, or 26% versus $1,559,000 in the same period last year primarily due to increased uncollectable revenue along with higher operating costs and property taxes at the Maren.

Multifamily Segment (Pro rata unconsolidated)
Our Multifamily Segment has four unconsolidated joint ventures (Bryant Street, The Verge, Riverside, and .408 Jackson). Riverside was moved from the Development segment to the Multifamily segment in 2022, Bryant Street and .408 Jackson moved as of the beginning of 2024 and The Verge moved effective July 1, 2024, each upon reaching lease up stabilization.

	Three months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,440	100.0%	5,129	100.0%	311	6.1%

Depreciation and amortization	2,250	41.4%	2,265	44.2%	(15)	-.7%
Operating expenses	1,894	34.8%	1,985	38.7%	(91)	-4.6%
Property taxes	675	12.4%	557	10.9%	118	21.2%

Cost of operations	4,819	88.6%	4,807	93.7%	12	.2%

Operating profit before G&A	$621	11.4%	322	6.3%	299	92.9%
For our four unconsolidated joint ventures, pro rata revenues were $5,440,000, an increase of $311,000 or 6% compared to $5,129,000 in the same period last year. Pro rata operating profit before G&A was $621,000, an increase of $299,000 or 93% versus $322,000 in the same period last year. The increase was due to improved occupancy at The Verge and Bryant Street and higher revenues at .408 Jackson.
Industrial and Commercial Segment

	Three months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$1,229	100.0%	1,455	100.0%	(226)	(15.5%)

Depreciation and amortization	567	46.2%	360	24.7%	207	57.5%
Operating expenses	224	18.2%	185	12.7%	39	21.1%
Property taxes	97	7.9%	68	4.7%	29	42.6%

Cost of operations	888	72.3%	613	42.1%	275	44.9%

Operating profit before G&A	$341	27.7%	842	57.9%	(501)	(59.5%)

Depreciation and amortization	567		360		207
Unrealized revenues	(4)		7		(11)
Net operating income	$904	73.6%	$1,209	83.1%	$(305)	(25.2%)
Shell construction on our 258,279 square foot spec warehouse project in Aberdeen, MD on Chelsea Road was completed effective April 1, 2025 and is in the lease-up phase. We have ten buildings in service at four different locations totaling 773,356 square feet of industrial and 33,708 square feet of office of which 48.6% was leased and occupied at September 30, 2025. Excluding Chelsea these assets were 72.4% leased and occupied during the quarter compared to 95.6% leased and occupied during the same quarter last year primarily due to an eviction for failure to pay rent by one tenant and lease expirations. Total revenues in this segment were $1,229,000, down $226,000 or 16%, over the same period last year. Operating profit before G&A was $341,000, down $501,000 or 60% over the same quarter last year due to $216,000 of depreciation and $40,000 of operating costs at Chelsea along with the lower occupancy. Net operating income in this segment was $904,000, down $305,000 or 25% compared to the same quarter last year.

Mining Royalty Lands Segment Results

	Three months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$3,689	100.0%	3,199	100.0%	490	15.3%

Depreciation, depletion and amortization	213	5.8%	163	5.1%	50	30.7%
Operating expenses	17	0.5%	20	0.6%	(3)	-15.0%
Property taxes	75	2.0%	70	2.2%	5	7.1%

Cost of operations	305	8.3%	253	7.9%	52	20.6%

Operating profit before G&A	$3,384	91.7%	2,946	92.1%	438	14.9%

Depreciation and amortization	213		163		50
Unrealized revenues	159		1,994		(1,835)
Net operating income	$3,756	101.8%	$5,103	159.5%	$(1,347)	(26.4%)

Total revenues in this segment were $3,689,000, an increase of $490,000 or 15% versus $3,199,000 in the same period last year. Royalty tons were up 6.5%. Royalty revenue per ton increased 5% over the same period last year. Total operating profit before G&A in this segment was $3,384,000, an increase of $438,000 versus $2,946,000 in the same period last year. Net operating income was $3,756,000, down $1,347,000 or 26% compared to the same quarter last year as higher revenues were more than offset by a $1,835,000 decrease in unrealized revenues. The unrealized revenue decrease is due to the same quarter last year including a catch-up, minimum royalty payment of $1.9 million that applied to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the life of the lease.

Development Segment Results

	Three months ended September 30
(dollars in thousands)	2025	2024	Change

Lease revenue	$301	297	4

Depreciation, depletion and amortization	43	43	—
Operating expenses	1,300	82	1,218
Property taxes	147	147	—

Cost of operations	1,490	272	1,218

Operating profit before G&A	$(1,189)	25	(1,214)

With respect to ongoing Development Segment projects:

▪We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. We have funded $27.5 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At quarter-end, 180 lots have been sold and $24.8 million has been returned to the company of which $6.1 million was booked as profit to the Company.
▪We entered into two new joint venture agreements in early 2024 with Altman Logistics. The first joint venture is a 201,420 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a two building 183,215 square-foot warehouse redevelopment project in Broward County, FL. We closed on both construction loans in March, 2025 and construction commenced in the second quarter of 2025. Substantial completion of both projects is expected in the second quarter of 2026.
▪On May 30, 2025, we secured construction financing for our multifamily joint venture with Woodfield Development, known as Woven. This is our third multifamily project in Greenville, SC. This is an $87.8M project with 214 units and 13,500 square feet of ground floor retail that is eligible to receive South Carolina Textile Rehabilitation Credits upon substantial completion and received Special Source Credits equal to 50% of the real estate taxes for a period of 20 years. The project broke ground during the 3rd quarter and substantial completion of the project is expected in late 2027.
▪On July 23,2025, we entered into a joint venture agreement with Strategic Real Estate Partners (“SREP”), a private real estate development firm which specializes in industrial real estate development, to develop 377,892 square feet in two warehouses in Lake County, Florida near Orlando, with options for investment in additional industrial warehouses on adjacent properties in the future. Substantial completion of the first warehouse is expected in the fourth quarter of 2026,
▪ On September 12, 2025, we secured construction financing for the first phase (296 multifamily units and 28,745 square feet of retail) of our Estero joint venture with Woodfield Development, located between Naples and Ft. Myers. Substantial completion is expected late 2027.
Nine Month Highlights
•37% decrease in Net Income ($3.0 million vs $4.7 million) due to $2 million of expenses related to acquiring the Altman Logistics platform. Excluding the $2 million of Altman acquisition expenses, adjusted Net income was down $0.2 million.
•1.6% decrease in pro rata NOI ($28.6 million vs $29.0 million). Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $1.4 million this year.
•Multifamily segment’s pro rata NOI was up slightly as improved results at Bryant Street, .408 Jackon and The Verge were mostly offset by uncollectable revenue along with higher operating costs and property taxes at the Maren.
•9% decrease in Industrial and Commercial revenue and 14% decrease in that segment’s NOI
•1.7% decrease in the Mining Royalty Lands' Segment's NOI. Excluding the $1.9 million paynent in last year, adjusted pro rata NOI in this segment was up $1.7 million or 18%.

Comparative Results of Operations for the Nine months ended September 30, 2025 and 2024
Consolidated Results

(dollars in thousands)	Nine Months Ended September 30,
	2025	2024	Change	%
Revenues:
Lease revenue	$21,399	21,850	$(451)	-2.1%
Mining royalty and rents	10,532	9,393	1,139	12.1%
Total revenues	31,931	31,243	688	2.2%

Cost of operations:
Depreciation/depletion/amortization	8,158	7,629	529	6.9%
Operating expenses	7,743	5,429	2,314	42.6%
Property taxes	2,895	2,517	378	15.0%
General and administrative	7,790	6,883	907	13.2%
Total cost of operations	26,586	22,458	4,128	18.4%

Total operating profit	5,345	8,785	(3,440)	-39.2%

Net investment income	7,278	8,795	(1,517)	-17.2%
Interest expense	(2,258)	(2,482)	224	-9.0%
Equity in loss of joint ventures	(6,635)	(8,582)	1,947	-22.7%
Income before income taxes	3,730	6,516	(2,786)	-42.8%
Provision for income taxes	907	1,743	(836)	-48.0%

Net income	2,823	4,773	(1,950)	-40.9%
Income (loss) attributable to noncontrolling interest	(127)	67	(194)	-289.6%
Net income attributable to the Company	$2,950	$4,706	$(1,756)	-37.3%

Net income for the first nine months of 2025 was $2,950,000 or $.16 per share versus $4,706,000 or $.25 per share in the same period last year. Excluding the $2 million of Altman acquisition expenses, adjusted Net Income was down $231,000. Pro rata NOI for the first nine months of 2025 was $28,575,000 versus $29,036,000 in the same period last year. Excluding the $1.9 million payment in last year, adjusted pro rata NOI was up $1.4 million this year. The first nine months of 2025 were impacted by the following items:
•Operating profit decreased $3,440,000 primarily due to $1,993,000 of expenses related to the Altman Logistics platform acquisition and higher General and administrative expense ($907,000). General and administrative expense increased primarily due to overlapping compensation as a result of the implementation of our executive succession and transition plan that commenced in June, 2024. Industrial and commercial segment operating profit declined $1,057,000 because of a $446,000 increase in depreciation expense from completion of our new Chelsea warehouse, as well as lower occupancy due to a tenant default and non-renewing leases. Mining Royalty Land's segment operating profit increased $1,034,000 due to higher royalty revenues and the prior year's overpayment deduction of $566,000.

•Net investment income decreased $1,517,000 from reduced earnings on cash equivalents ($1,303,000) and reduced income from our lending ventures ($214,000) primarily due to fewer residential lot sales.
•Interest expense decreased $224,000 compared to the same period last year as we capitalized $215,000 more interest. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $1,947,000 because of improved results at our unconsolidated joint ventures. Results improved at The Verge ($517,000) due to lower rent concessions, improved occupancy and lower interest expense, and also at Bryant Street ($911,000) and BC Realty ($623,000) because of higher revenues and lower variable rate interest expense.

Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for The Verge from prior periods (when this project was still in our Development segment).

	Nine months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$25,238	100.0%	24,222	100.0%	1,016	4.2%

Depreciation and amortization	10,020	39.7%	10,042	41.5%	(22)	-.2%
Operating expenses	8,158	32.3%	7,913	32.7%	245	3.1%
Property taxes	2,999	11.9%	2,666	11.0%	333	12.5%

Cost of operations	21,177	83.9%	20,621	85.1%	556	2.7%

Operating profit before G&A	$4,061	16.1%	3,601	14.9%	460	12.8%

Depreciation and amortization	10,020		10,042		(22)
Unrealized rents & other	(144)		248		(392)
Net operating income	$13,937	55.2%	13,891	57.3%	46	.3%

The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $13,937,000, up $46,000 compared to $13,891,000 in the same period last year. The NOI increase was primarily due to improved results at Bryant Street, .408 Jackson, and The Verge mostly offset by underperformance at Maren due to increased uncollectable revenue along with higher operating costs and property taxes.

Apartment Building	Units	Pro rata NOI YTD 2025	Pro rata NOI YTD 2024	Avg. Occupancy YTD 2025	Avg. Occupancy YTD 2024	Renewal Success Rate YTD 2025	Renewal % increase YTD 2025

Dock 79 Anacostia DC	305	$2,838,000	$2,842,000	95.0%	94.1%	69.3%	3.8%
Maren Anacostia DC	264	$2,541,000	$2,820,000	93.8%	94.5%	55.1%	3.9%
Riverside Greenville	200	$650,000	$682,000	92.6%	93.6%	56.3%	4.9%
Bryant Street DC	487	$4,730,000	$4,588,000	93.5%	91.9%	58.8%	2.4%
.408 Jackson Greenville	227	$1,076,000	$1,000,000	94.9%	94.6%	59.0%	4.0%
Verge Anacostia DC	344	$2,102,000	$1,959,000	92.9%	89.7%	67.6%	2.5%
Multifamily Segment	1,827	$13,937,000	$13,891,000	93.7%	92.7%

Multifamily Segment (Consolidated - Dock 79 and The Maren)

	Nine months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$16,547	100.0%	16,592	100.0%	(45)	-.3%

Depreciation and amortization	5,932	35.8%	5,947	35.9%	(15)	-.3%
Operating expenses	4,875	29.5%	4,553	27.4%	322	7.1%
Property taxes	1,919	11.6%	1,665	10.0%	254	15.3%

Cost of operations	12,726	76.9%	12,165	73.3%	561	4.6%

Operating profit before G&A	$3,821	23.1%	4,427	26.7%	(606)	-13.7%

Total revenues for our two consolidated joint ventures were $16,547,000, an increase of $45,000 versus $16,592,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $3,821,000, a decrease of $606,000, or 14% versus $4,427,000 in the same period last year primarily due to higher operating expenses ($322,000) and property taxes ($254,000).

Multifamily Segment (Pro rata unconsolidated)
Our Multifamily Segment has four unconsolidated joint ventures (Bryant Street, The Verge, Riverside, and .408 Jackson). Riverside was moved from the Development segment to the Multifamily segment in 2022, Bryant Street and .408 Jackson moved as of the beginning of 2024 and The Verge moved effective July 1, 2024, each upon reaching lease up stabilization.

	Nine months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$16,225	100.0%	15,180	100.0%	1,045	6.9%

Depreciation and amortization	6,768	41.7%	6,783	44.7%	(15)	-.2%
Operating expenses	5,560	34.3%	5,437	35.8%	123	2.3%
Property taxes	1,954	12.0%	1,761	11.6%	193	11.0%

Cost of operations	14,282	88.0%	13,981	92.1%	301	2.2%

Operating profit	$1,943	12.0%	1,199	7.9%	744	62.1%

For our four unconsolidated joint ventures, pro rata revenues were $16,225,000, an increase of $1,045,000 or 7% compared to $15,180,000 in the same period last year. Pro rata operating profit before G&A was $1,943,000, an increase of $744,000, or 62% versus $1,199,000 in the same period last year. The increase was due to lease up at The Verge and higher revenues at Bryant Street and .408 Jackson.
Industrial and Commercial Segment

	Nine months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$3,950	100.0%	4,353	100.0%	(403)	(9.3%)

Depreciation and amortization	1,529	38.7%	1,083	24.8%	446	41.2%
Operating expenses	687	17.4%	591	13.6%	96	16.2%
Property taxes	307	7.8%	195	4.5%	112	57.4%

Cost of operations	2,523	63.9%	1,869	42.9%	654	35.0%

Operating profit before G&A	$1,427	36.1%	2,484	57.1%	(1,057)	(42.6%)

Depreciation and amortization	1,529		1,083		446
Unrealized revenues	97		(12)		109
Net operating income	$3,053	77.3%	$3,555	81.7%	$(502)	(14.1%)
Total revenues in this segment were $3,950,000, down $403,000 or 9%, over the same period last year. Operating profit before G&A was $1,427,000, down $1,057,000 or 43% from $2,484,000 in the same period last year due to $432,000 of depreciation and $70,000 of operating costs at our spec Chelsea warehouse placed in service in April, a write-off of $118,000 unrealized rent receivable and $34,000 deferred leasing commission related to a tenant that defaulted, and the related lower occupancy. Net operating income in this segment was $3,053,000, down $502,000 or 14% compared to the same period last year.

Mining Royalty Lands Segment Results

	Nine months ended September 30
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$10,532	100.0%	9,393	100.0%	1,139	12.1%

Depreciation, depletion and amortization	568	5.4%	471	5.0%	97	20.6%
Operating expenses	49	0.5%	53	0.6%	(4)	-7.5
Property taxes	226	2.1%	214	2.3%	12	5.6%

Cost of operations	843	8.0%	738	7.9%	105	14.2%

Operating profit before G&A	$9,689	92.0%	8,655	92.1%	1,034	11.9%

Depreciation and amortization	568		471		97
Unrealized revenues	448		1,765		(1,317)
Net operating income	$10,705	101.6%	$10,891	115.9%	$(186)	(1.7%)
Total revenues in this segment were $10,532,000, an increase of $1,139,000 or 12% versus $9,393,000 in the same period last year. Royalty revenues in the prior year were impacted by the deduction of royalties to resolve an $842,000 overpayment which we referenced previously. Through the nine months of last year, the tenant withheld $619,000 in royalties otherwise due to the Company. Royalty tons were down 5% primarily due to a decrease at one location that had one-time project specific rail shipments in the prior year. The revenue reduction from the decreased volume was more than offset by increased royalties per ton (up 10.6% excluding the prior year payment deduction) along with the overpayment reduction in the prior year. Total operating profit before G&A in this segment was $9,689,000, an increase of $1,034,000 versus $8,655,000 in the same period last year. Net operating income in this segment was $10,705,000, down $186,000 or 2% compared to the same period last year as higher revenues were more than offset by a $1,317,000 decrease in unrealized revenues (see discussion in the Mining segment's quarterly analysis.
Development Segment Results

	Nine months ended September 30
(dollars in thousands)	2025	2024	Change

Lease revenue	$902	905	(3)

Depreciation, depletion and amortization	129	128	1
Operating expenses	2,132	232	1,900
Property taxes	443	443	—

Cost of operations	2,704	803	1,901

Operating profit before G&A	$(1,802)	102	(1,904)

FRP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

Assets:	September 30 2025	December 31 2024
Real estate investments at cost:
Land	$180,121	168,943
Buildings and improvements	308,807	283,421
Projects under construction	29,548	32,770
Total investments in properties	518,476	485,134
Less accumulated depreciation and depletion	85,746	77,695
Net investments in properties	432,730	407,439

Real estate held for investment, at cost	12,484	11,722
Investments in joint ventures	143,298	153,899
Net real estate investments	588,512	573,060

Cash and cash equivalents	134,853	148,620
Cash held in escrow	966	1,315
Accounts receivable, net	1,560	1,352
Federal and state income taxes receivable	961	—
Unrealized rents	1,262	1,380
Deferred costs	2,509	2,136
Other assets	637	622
Total assets	$731,260	728,485

Liabilities:
Secured notes payable	$185,338	178,853
Accounts payable and accrued liabilities	9,365	6,026
Other liabilities	1,487	1,487
Federal and state income taxes payable	—	611
Deferred revenue	2,973	2,437
Deferred income taxes	67,655	67,688
Deferred compensation	1,508	1,465
Tenant security deposits	738	805
Total liabilities	269,064	259,372

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,109,234 and 19,046,894 shares issued and outstanding, respectively	1,911	1,905
Capital in excess of par value	70,558	68,876
Retained earnings	355,217	352,267
Accumulated other comprehensive income, net	32	55
Total shareholders’ equity	427,718	423,103
Noncontrolling interests	34,478	46,010
Total equity	462,196	469,113
Total liabilities and equity	$731,260	728,485

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. In this quarter, we provided an adjusted Net Income to adjust for the impact of one-time expenses of the Altman Logistics acquisition, which is a material business combination unlike our historical real estate acquisitions or joint ventures where expenses are capitalized. We also provided adjusted net operating income to adjust for the impact of the one-time material royalty payment in the third quarter of 2024 to better depict the comparable results in both the quarter and year to date. Management believes these adjustments provide a more accurate comparison of our on-going business operations and results over time due to the non-recurring, material and unusual nature of these two specific items. These measures are not, and should not be viewed as, a substitute for GAAP financial measures. For ease of comparison all the figures in the tables below include the results for The Verge in the Multifamily segment for all periods shown.

Pro rata Net Operating Income Reconciliation
Nine months ending9/30/25 (in thousands)
	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$1,092	948	(3,940)	7,385	(2,662)	2,823
Income tax allocation	335	291	(1,221)	2,269	(767)	907

Income (loss) before income taxes	1,427	1,239	(5,161)	9,654	(3,429)	3,730

Less:
Unrealized rents	—		—	—		—
Interest income		2,782	10		4,486	7,278
Plus:
Unrealized rents	97	—	20	448	—	565
Professional fees		1,975	114			2,089
Equity in loss of joint ventures	—	(259)	6,859	35		6,635
Interest expense	—	—	2,133	—	125	2,258
Depreciation/amortization	1,529	129	5,932	568		8,158
General and administrative	—	—	—	—	7,790	7,790

Net operating income (loss)	3,053	302	9,887	10,705	—	23,947

NOI of noncontrolling interest			(4,508)			(4,508)
Pro rata NOI from unconsolidated joint ventures		578	8,558			9,136

Pro rata net operating income	$3,053	880	13,937	10,705	—	28,575

Pro rata Net Operating Income Reconciliation
Nine months ended 09/30/24 (in thousands)
	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$1,222	(2,498)	(3,951)	5,884	4,116	4,773
Income tax allocation	376	(767)	(1,224)	1,808	1,550	1,743

Income (loss) before income taxes	1,598	(3,265)	(5,175)	7,692	5,666	6,516

Less:
Unrealized rents	12	—	—	—	—	12
Interest income		2,995			5,800	8,795
Plus:
Unrealized rents	—	—	—	1,765	—	1,765
Professional fees	—	—	15	—	—	15
Equity in loss of joint ventures	—	2,081	6,466	35	—	8,582
Interest expense	—	—	2,348	—	134	2,482
Depreciation/amortization	1,083	128	5,947	471	—	7,629
General and administrative	886	4,281	788	928	—	6,883
						—
Net operating income (loss)	3,555	230	10,389	10,891	—	25,065

NOI of noncontrolling interest	—	—	(4,727)	—	—	(4,727)
Pro rata NOI from unconsolidated joint ventures	—	469	8,229	—	—	8,698

Pro rata net operating income	$3,555	699	13,891	10,891	—	29,036

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2025	2024	2025	2024
Reconciliation of net Income to adjusted net income:

Net income attributable to the Company	$662	$1,361	$2,950	$4,706
Adjustments related to Altman acquisition expenses:
Operating expenses	1,263	—	1,975	—
General and administrative	18	—	18	—
Total adjustments to net income before income taxes	1,281	—	1,993	—
Income tax effect on non-GAAP adjustment	(301)	—	(468)	—
Adjusted net income attributable to the Company	$1,642	$1,361	$4,475	$4,706

Reconciliation of NOI to adjusted NOI:

Pro rata net operating income	$9,523	$11,272	$28,575	$29,036
Minimum royalty payment applicable to prior 24 months	—	(1,853)	—	(1,853)
Adjusted pro rata net operating income	$9,523	$9,419	$28,575	$27,183

Conference Call

The Company will host a conference call on Thursday, November 6, 2025 at 9:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-4849 (passcode 83364) within the United States. International callers may dial 1-203-518-9848 (passcode 83364). Audio replay will be available until November 20, 2025 by dialing 1-800-839-2389 within the United States. International callers may dial 1-402-220-7204. No passcode needed. An audio replay will also be available on the Company’s website under investors, financials, quarterly results (https://investors.frpdev.com/quarterly-reports) following the call.

Additional Information

Our investor relations website is https://investors.frpdev.com and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, press releases, quarterly earnings presentations, investor presentations, and corporate governance information, which may contain material information about us, and you may subscribe to Email Alerts to be notified of new information posted to this site.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as the impact of tariffs on our industrial tenants and construction costs; well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, and (iv) leasing and management of residential apartment buildings.

Contact: Matthew C. McNulty Chief Financial Officer	904/858-9100